                       _________________________________



                            NOTE PURCHASE AGREEMENT

                          DATED AS OF MARCH 30, 1995


                                   REGARDING
                     7-1/2% CONVERTIBLE SUBORDINATED NOTES
                             DUE DECEMBER 31, 1996

                                       OF


                              ELSINORE CORPORATION



                       _________________________________

                               TABLE OF CONTENTS


SECTION 1  Sale and Purchase of Notes........................................   1

SECTION 2  Representations and Warranties of the Company.....................   2

SECTION 3  Representations and Warranties of Purchaser.......................   7

SECTION 4  Conversion........................................................   8
     4.1  Conversion.........................................................   8
     4.2  Mechanics of Conversion............................................   9
          a.   Surrender, Election and Payment...............................   9
          b.   Effective Date................................................   9
          c.   Share Certificates............................................  10
          d.   Acknowledgment of Obligation..................................  10
          e.   Payment of Accrued Interest...................................  10
     4.3  Current Conversion Price...........................................  10
     4.4  Adjustment of Conversion Price.....................................  11
          a.   Adjustments for Stock Dividends, Recapitalizations, etc.......  11
          b.   Adjustments for Certain Other
               Distributions.................................................  11
          c.   Adjustments for Issuances of Additional
               Stock.........................................................  12
          d.   Certain Rules in Applying the Adjustment for
               Additional Stock Issuances....................................  13
               (i)    Cash Consideration.....................................  13
               (ii)   Non-Cash Consideration.................................  13
               (iii)  Options, Warrants, Convertibles, etc...................  13
               (iv)   Number of Shares Outstanding...........................  15
          e.   Exclusions from the Adjustment for Additional
               Stock Issuances...............................................  15
          f.   Certification.................................................  15
          g.   Determination of Market Price.................................  15
          h.   Other Adjustments.............................................  16
          i.   Meaning of "Issuance".........................................  16
     4.5  Company's Consolidation or Merger................................... 17
     4.6  Notice to Holders of Notes.......................................... 17

SECTION 5  Covenants of the Company..........................................  18

SECTION 6  Defaults..........................................................  21

SECTION 7  Conditions to the Obligations of Purchaser........................  24

SECTION 8  Conditions to Obligations of the Company..........................  27

SECTION 9  Subordination.....................................................  27
     9.1  Agreement to Be Bound..............................................  27


      9.2   Priority of Senior Indebtedness..................................   27
      9.3   Liquidation; Dissolution; Bankruptcy.............................   28
      9.4   No Prejudice or Impairment; Reinstatement........................   29
      9.5   Subrogation......................................................   30
      9.6   Obligations Unaffected...........................................   31
      9.7   Definition of Senior Indebtedness................................   31

SECTION 10  Exchange of Notes; Accrued Interest;Cancellation of Surrendered
            Notes; Replacement...............................................   31

SECTION 11   Prepayment......................................................   33
      11.1  Optional Prepayment..............................................   33
      11.2  Change of Control Event..........................................   34

SECTION 12   Representations and Indemnities to Survive Delivery.............   35

SECTION 13   Notices; Publicity.............................................    35

SECTION 14   Payment of Expenses............................................    36

SECTION 15   Successors.....................................................    36

SECTION 16   Partial Unenforceability.......................................    36

SECTION 17   Applicable Law.................................................    36

SECTION 18   General........................................................    37

SECTION 19   Section Headings; Amendment....................................    37


     NOTE PURCHASE AGREEMENT dated as of March 30, 1995, by and between Elsinore Corporation, a Nevada corporation (the "Company"), and David Ganek ("Purchaser").

                              W I T N E S S E T H:
                              -------------------

     In consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1  Sale and Purchase of Notes.
           --------------------------

          a. The Company agrees to sell to Purchaser and, subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Company contained herein, Purchaser agrees to purchase on the Closing Date (as hereinafter defined), a note or notes in the aggregate principal amount of $22,500 (collectively, the "Note"). The aggregate purchase price to be paid to the Company by Purchaser for the Note is 100% of the principal amount of the Note to be purchased by the Purchaser. All obligations under the Note will be secured by a pledge of capital stock of Mojave Gaming, Inc., a wholly-owned subsidiary of the Company, in the manner specified in the Pledge Agreement attached hereto as Exhibit B ("Pledge Agreement").

          b. As used herein, "Notes" means the aggregate of $1,675,000 principal amount of the Company's 7-1/2% Convertible Subordinated Notes Due December 31, 1996, issued pursuant to the Purchase Agreements (defined in
Section 1(c)), together with all Notes issued in exchange therefor or replacement thereof. Each of the Notes will be substantially in the form of the Note set forth as Exhibit A hereto.

          c. The Notes are being sold to Purchaser pursuant to this Agreement and to other purchasers under other agreements dated as of the date hereof (collectively the "Purchase Agreements"). The sale of Notes to each purchaser under each Purchase Agreement is a separate sale, the purchasers are not acting together or as a group for purposes of such purchase and sale and no purchaser will have any rights or liabilities under any Purchase Agreement other than the Purchase Agreement to which it is a party.

          d. The closing of the purchase and sale of the Notes will take place at the offices of Pillsbury Madison & Sutro, 235 Montgomery Street, San Francisco, CA at 10:00 A.M., Pacific Standard time, on March 31, 1995, or such other time and date as shall be mutually agreed to by the Company and Purchaser ("Closing Date"). Subject to the terms and conditions hereof, on the Closing Date (i) the Company will deliver to Purchaser the Note, as set forth on Annex I hereto, in the form of Exhibit A hereto in the aggregate principal amount of $1,125,000 and (ii) upon Purchaser's receipt thereof, Purchaser will deliver to the Company a certified or official bank check or wire transfer in an amount equal to the purchase price for the Note payable to the order of the Company in federal or other next day funds.

SECTION 2  Representations and Warranties of the Company.
           ---------------------------------------------

          The Company hereby represents and warrants to Purchaser that:

          a.   The execution and delivery by the Company of (i) this Agreement,
(ii) the Note and the Pledge Agreement, and (iii) the Registration Rights Agreement to be executed and delivered by the Company and Purchaser, in the form attached as Exhibit C hereto ("Registration Rights Agreement") (collectively, the "Documents"), the performance by the Company of its obligations thereunder, the issuance, sale and delivery of the Note and the issuance of Common Stock upon conversion of the Note have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or By-laws of the Company, or any provision of any indenture, agreement or other instrument to which the Company or any Subsidiary (as defined in Section 2(d)) or any of the properties or assets of the Company or any Subsidiary is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company or any Subsidiary. The Company has full corporate power and authority to enter into the Documents and to perform the transactions contemplated thereby.

          b. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect affecting the enforcement of creditors' rights generally and to general equity principles. The Pledge Agreement and the Note and the Registration Rights Agreement, when executed and delivered by the Company as provided in this Agreement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

          c. A disclosure memorandum containing all material information with respect to the business, properties, prospects and financial condition of the Company and its Subsidiaries as of the date hereof has been delivered to Purchaser (the "Memorandum"). The information contained in the Memorandum is true and correct in all material respects as of the date of the Memorandum. The Memorandum does not contain any untrue statement of a material fact nor does it omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made.

          d. Except as described in the Memorandum, the Company does not own or control, directly or indirectly, any corporation, association or other entity. Each corporation, association or other entity described in the Memorandum as being owned, directly or indirectly, in whole or in part, is herein referred to as a "Subsidiary" and all such entities together, are herein referred to as the "Subsidiaries." The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of Nevada, with full power and authority (corporate and other) to own and lease its properties and conduct its business as described in the Memorandum; each Subsidiary has been duly and validly incorporated or otherwise formed pursuant to the laws of its jurisdiction of formation and, if a corporation, limited liability company or limited partnership, is in good standing under such laws; each Subsidiary that is a partnership, limited partnership or limited liability company is a partnership for United States federal income tax purposes; except as described in the Memorandum, the Company and each Subsidiary is in possession of and operating in compliance in all material respects with all authorizations, licenses, permits, consents, certificates and orders material to the conduct of its business, all of which are valid and in full force and effect; the Company and each Subsidiary is duly qualified to do business and in good standing as a foreign corporation or other entity in each jurisdiction in which the ownership or leasing of properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to so qualify would not have a material adverse effect upon the Company; and except as described in the Memorandum, no proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification.

          e. The Company has authorized and outstanding capital stock as set forth under the heading "Capitalization" in the Memorandum; the issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and conform to the description thereof contained in the Memorandum. The Company's Board of Directors (i) has reserved for issuance upon conversion of the Notes up to 2 million shares of the Company's authorized and unissued Common Stock and, (ii) shall, on an ongoing basis until conversion or maturity of the Notes, keep reserved such number of shares of the Company's authorized and unissued Common Stock as shall be necessary for issuance upon conversion of the Notes. Except as disclosed in or contemplated by the Memorandum and the financial statements of the Company, and the related notes thereto, included in the Memorandum, neither the Company nor any Subsidiary has outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations. The description of the Company's stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted and exercised thereunder, set forth in the Memorandum and the Company's Proxy Statement relating to its 1995 Annual Meeting of Stockholders accurately and fairly presents all material information with respect to such plans, arrangements, options and rights.

          f. The unaudited consolidated financial statements and schedules of the Company and its Subsidiaries, and the related notes thereto, included in the Memorandum present fairly the financial position of the Company and such Subsidiaries as of the respective dates of such financial statements and schedules, and the results of operations and changes in financial position of the Company and such Subsidiaries for the respective periods covered thereby. Such statements, schedules and related notes have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

          g. Except as disclosed in the Memorandum, and except as to defaults that individually or in the aggregate would not be material to the Company, neither the Company nor any Subsidiary is in violation or default of any provision of its articles of incorporation or bylaws, or other organization documents, and is not in breach of or default with respect to any provision of any agreement, judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which it is a party or by which any of its properties are bound; and there does not exist any state of facts that constitutes an event of default on the part of the Company or any Subsidiary as defined in such documents or that, with notice or lapse of time or both, would constitute such an event of default.

          h. Except as described in the Memorandum, the contracts described in the Memorandum, and all other material contracts, instruments, and other documents evidencing legal rights and obligations of the Company or any Subsidiary ("Contracts"), are in full force and effect on the date hereof; and, except as described in the Memorandum, (i) neither the Company nor any Subsidiary nor, to the best of the Company's knowledge, any other party is in breach of or default under any Contract where such breach or default would permit any party to terminate such Contract or could result in other penalties having a material adverse effect on the Company; (ii) to the best of the Company's knowledge, no event has occurred that, upon notice or the passage of time, would cause such a default to occur; and (iii) the Company does not expect to be unable or expect any Subsidiary to be unable to comply with any material provision of any Contract.

          i. Except as described in the Memorandum, there are no legal or governmental actions, suits or proceedings pending, threatened in a writing received by the Company or a Subsidiary or, to the best of the Company's knowledge, otherwise threatened to which the Company or any Subsidiary is or may be a party or of which property owned or leased by the Company or any Subsidiary is or may be the subject, or related to environmental or discrimination matters, which actions, suits or proceedings might, individually or in the aggregate, prevent or adversely affect the transactions contemplated by this Agreement or result in a material adverse change in the condition (financial or otherwise), properties, business, results of operations or prospects of the Company or any Subsidiary; and no labor disturbance by the employees of the Company exists or, to the best of the Company's knowledge, is imminent that might be expected to affect adversely such condition, properties, business, results of operations or prospects. Neither the Company nor any Subsidiary is a party or subject to the provisions of any material injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental body.

          j. The Company or a Subsidiary has good and marketable title to all the properties and assets reflected as owned in the balance sheet dated December 31, 1994, included in the financial statements hereinabove described, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except (i) those, if any, reflected in such financial statements, (ii) the Memorandum, or (iii) those that are not material in amount and do not adversely affect the use made and proposed to be made of such property by the Company. The Company and each Subsidiary holds its leased properties under valid and binding leases, with such exceptions as are not materially significant in relation to the business of the Company. The Company and each Subsidiary owns or leases all such properties as are necessary to its operations as now conducted.

          k. Since the date as of which information is given in the Memorandum, and except as described in or specifically contemplated by the
Memorandum: (i) neither the Company nor any Subsidiary has incurred any material liabilities or obligations, indirect, direct or contingent, or engaged in any other transaction that is not in the ordinary course of business or that could result in a material reduction in the future earnings or liquidity of the Company; (ii) neither the Company nor any Subsidiary has sustained any material loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity, whether or not covered by insurance;
(iii) neither the Company nor any Subsidiary has paid or declared any dividends or other distributions with respect to its capital stock and the Company is not in default in the payment of principal or interest on any outstanding debt or obligations for money borrowed; (iv) there has not been any change in the capital stock of the Company (other than as a result of the sale of the Note hereunder) or indebtedness material to the Company (other than in the ordinary course of business); and (v) there has not been any material adverse change in the condition (financial or otherwise), business, properties, results of operations or prospects of the Company or any Subsidiary.

          l. Except as disclosed in or specifically contemplated by the Memorandum, the Company and each Subsidiary has sufficient trademarks, trade names, patent rights, copyrights, licenses, approvals and governmental authorities to conduct its businesses as now conducted; the expiration in accordance with their terms of any trademarks, trade names, patent rights, copyrights, licenses, approvals or governmental authorizations would not have a material adverse effect on the condition (financial or otherwise), business, results of operations or prospects of the Company or any Subsidiary; and except as described in the Memorandum the Company has no knowledge of any material infringement by it or its Subsidiaries of trademark, trade name rights, patent rights, copyrights, licenses, trade secret or other similar rights of others that has not been resolved, and there is no claim being made against the Company or any Subsidiary regarding trademark, trade name, patent, copyright, license, trade secret or other infringement that could have a material adverse effect on the condition (financial or otherwise), business, results of operations or prospects of the Company.

          m. The Company and each Subsidiary and, to the Company's knowledge, each employee of the Company or any Subsidiary, acting in that capacity, is conducting business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it or such Subsidiary is conducting business, including, without limitation, all applicable local, state and federal environmental laws and regulations, except where failure to be so in compliance would not materially adversely affect the condition (financial or otherwise), business, results of operations or prospects of the Company.

          n. The Company and the Subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns and except as described in the Memorandum, have paid all taxes shown as due thereon; and, except as described in the Memorandum, the Company has no knowledge of any tax deficiency that has been or might be asserted or threatened against the Company or the Subsidiaries that would materially and adversely affect the business, operations, or properties of the Company.

          o. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          p. The Company and the Subsidiaries maintain insurance of the types and in the amounts generally deemed adequate for their respective businesses, including, but not limited to, insurance covering real and personal property owned or leased by the Company or such Subsidiary against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, all of which insurance is in full force and effect.

          q. Neither the Company nor any of the Subsidiaries has at any time during the last five years (i) made any unlawful contribution to any candidate for foreign office, or failed to disclose fully any contribution in violation of law or (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States of any jurisdiction thereof.

          r. No officer of the Company or any Subsidiary has been determined to be unsuitable by any gaming regulatory authority nor, to the best of the Company's knowledge, has any process with a view to any such determination (other than a routine review of the qualifications of any such person) been initiated by any such authority.

SECTION 3  Representations and Warranties of Purchaser.
           -------------------------------------------

          Purchaser hereby represents and warrants to the Company that:

          a. Purchaser is a validly existing limited partnership in good standing under the laws of Delaware.

Purchaser has full power and authority to enter into this Agreement and perform the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser in accordance with its terms.

          b. Purchaser is an accredited investor as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "1933 Act") and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the purchase of the Note. The Note is being acquired for Purchaser's own account for investment and not with a view to, or for resale in connection with, any distribution, and no other person has or will have any right to acquire any beneficial interest therein. Purchaser understands and agrees that it must bear the economic risk of an investment in the Note for an indefinite period of time because the Note not been registered under the 1933 Act or under the securities laws of any state or other jurisdiction and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless the Note is subsequently registered for sale under the 1933 Act and the applicable securities laws of such states, or unless an exemption from registration is available. Purchaser acknowledges that a restrictive legend will be placed on the Note and each certificate representing shares of Common Stock issued upon conversion of the Note and a notation shall be made in the appropriate records of the Company indicating that the Note and share certificates are subject to restrictions on transfer under the 1933 Act. Purchaser has received and reviewed the Memorandum. Purchaser acknowledges that it has had the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of the offering described in the Memorandum, and to obtain any additional information it requested from the Company.

SECTION 4  Conversion.
           ----------

     4.1  Conversion.
          ----------

          a. The holder of a Note shall have the right, at the option of such holder, at any time to convert, subject to the terms and provisions of this
Section 4, the unpaid principal amount of the Note or any portion thereof, in minimum increments of $1,000, and any accrued and unpaid interest on such Note, into fully paid and non-assessable shares of Common Stock of the Company or any capital stock or other securities into which such Common Stock shall have been changed or any capital stock or other securities resulting from a reclassification thereof ("Shares"). Such conversion of a Note to Shares shall be made at an amount per Share (of principal of such Note and/or of accrued and unpaid interest if specified by the holder) which is equal to the then current conversion price, as further described below. Every Note shall continue to be convertible, in whole or in part, even though the Company or a holder may have given notice of prepayment with respect to such Note or any part thereof pursuant to Section 11 hereof, so long as such Note and the holder's election to convert shall have been delivered to the Company pursuant to Section 4.2(a) hereof prior to the date fixed for such prepayment.

          b. For convenience, the conversion pursuant to this Section 4 of all or a portion of the principal amount of a Note (and/or of accrued and unpaid interest if elected by the holder) into Shares is herein sometimes referred to as the "conversion" of the Note. For purposes of this Section 4, "Business Day" means any day other than a Saturday, Sunday or legal holiday, on which banks in the location of the office of the Company identified in Section 13 are open for business.

     4.2  Mechanics of Conversion.
          -----------------------

          a.   Surrender, Election and Payment.  The then unpaid principal
               -------------------------------
amount of each Note (and/or any accrued and unpaid interest on such Note) may be converted by the holder thereof, in whole or in part, during normal business hours on any Business Day by surrender of the Note, accompanied by written evidence of the holder's election to convert the Note or portion thereof, to the Company at its office designated in Section 13 hereof (or, if such conversion is in connection with an underwritten public offering of Shares, at the location at which the underwriting agreement requires that such Shares be delivered). Payment of the conversion price for the Shares specified in such election shall be made by applying an aggregate amount of principal of the Note and/or, if elected by the holder, of accrued and unpaid interest equal to the amount obtained by multiplying (i) the number of Shares specified in such election by
(ii) the then current conversion price. Such holder shall thereupon be entitled to receive the number of Shares specified in such election rounded to the nearest whole share.

          b.   Effective Date.  Each conversion of a Note pursuant to Section
               --------------
4.2(a) hereof shall be deemed to have been effected immediately prior to the close of business on the Business Day on which such Note shall have been surrendered to the Company as provided in Section 4.2(a) hereof (except that if such conversion is in connection with an underwritten public offering of Shares, then such conversion shall be deemed to have been effected upon such surrender), and such conversion shall be at the current conversion price in effect at such time. On each such day that the conversion of a Note is deemed effected, the person or persons in whose name or names any certificate or certificates for Shares are issuable upon such conversion, as provided in Section 4.2(c) hereof, shall be deemed to have become the holder or holders of record thereof.

          c.   Share Certificates.  As promptly as practicable after the
               ------------------
conversion of a Note, in whole or in part, and in any event within five Business Days thereafter (unless such conversion is in connection with an underwritten public offering of Shares, in which event concurrently with such conversion), the Company at its expense (including the payment by it of any applicable issue, stamp or other taxes, other than any income taxes) will cause to be issued in the name of and delivered to the holder thereof, or as such holder may direct, a certificate or certificates for the number of Shares to which such holder shall be entitled upon such conversion.

          d.   Acknowledgment of Obligation.  The Company will, at the time of
               ----------------------------
or at any time after each conversion of a Note, upon the request of the holder thereof or of any Shares issued upon such conversion, acknowledge in writing its continuing obligation to afford to such holder all rights to which such holder shall continue to be entitled under the Documents; provided, that if any such holder shall fail to make any such request, the failure shall not affect the continuing obligation of the Company to afford such rights to such holder.

          e.   Payment of Accrued Interest.  Within five Business Days after
               ---------------------------
receipt of any Note and an election to convert all or a portion of the principal amount of such Note under Section 4.2(a) hereof, the Company will pay to the holder of such Note any unpaid interest, accrued to the date of conversion of such Note, on the principal amount so converted, except to the extent that the amount of such interest has also been converted into Shares.

     4.3  Current Conversion Price.
          ------------------------

          The term "conversion price" shall mean initially the lower of $1.125 or the average of the daily closing prices for the Common Stock for the 5 consecutive trading days immediately prior to the Closing Date, subject to adjustment as set forth in Section 4.4. For purposes of determining the initial conversion price described in the preceding sentence, the "closing price" for each day shall be the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported by the American Stock Exchange. The term "current conversion price" as used herein shall mean the conversion price, as the same may be adjusted from time to time as hereinafter provided, in effect at any given time. In determining the current conversion price, the result shall be expressed to the nearest $0.01, but any such lesser amount shall be carried forward and shall be considered at the time of (and together with) the next subsequent adjustment which, together with any adjustments to be carried forward, shall amount to $0.01 per Share or more.

     4.4  Adjustment of Conversion Price.
          ------------------------------

          The conversion price shall be subject to adjustment, from time to time, as follows:

          a.   Adjustments for Stock Dividends, Recapitalizations, etc.  In case
               --------------------------------------------------------
the Company shall, after the Closing Date, (i) pay a stock dividend or make a distribution (on or in respect of its Common Stock) in shares of its Common Stock, (ii) subdivide the outstanding shares of its Common Stock, (iii) combine the outstanding shares of its Common Stock into a smaller number of shares, or
(iv) issue by reclassification of shares of its Common Stock, any shares of capital stock of the Company, then, in any such case, the current conversion price in effect immediately prior to such action shall be adjusted to a price such that if the holder of a Note were to convert such Note in full immediately after such action, such holder would be entitled to receive the number of shares of capital stock of the Company which the holder would have owned immediately following such action had such Note been converted immediately prior thereto (with any record date requirement being deemed to have been satisfied), and, in any such case, such conversion price shall thereafter be subject to further adjustments under this Section 4. An adjustment made pursuant to this Section 4.4(a) shall become effective retroactively immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

          b.   Adjustments for Certain Other Distributions.  In case the Company
               -------------------------------------------
shall, after the Closing Date, fix a record date for the making of a distribution to holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of (i) assets (other than cash dividends paid out of retained earnings of the Company (determined under generally accepted accounting principles consistently applied)), (ii) evidences of indebtedness or other securities (except for its Common Stock) of the Company or of any entity other than the Company, or (iii) subscription rights, options or warrants to purchase any of the foregoing assets or securities, whether or not such rights, options or warrants are immediately exercisable (all such distributions referred to in clauses (i), (ii) and (iii) being hereinafter collectively referred to as "Distributions on Common Stock"), the Company shall set aside in an escrow reasonably acceptable to the holders of Notes, and suitably invested for the benefit of the holders of Notes, the Distribution on Common Stock to which they would have been entitled if they had converted all of the Notes held by them for the Company's Common Stock immediately prior to the record date for the purpose of determining stockholders entitled to receive such Distribution on Common Stock and any such Distribution on Common Stock (together with any earnings while escrowed) shall thereafter be distributed from time to time out of such escrow to persons converting Notes (immediately upon conversion).

          c.   Adjustments for Issuances of Additional Stock.  Subject to the
               ---------------------------------------------
exceptions referred to in Section 4.4(e) hereof, in case the Company shall at any time or from time to time after the Closing Date issue any additional shares of Common Stock ("Additional Common Stock"), for a consideration per share either (I) less than the then current Market Price per share of the Common Stock (determined as provided in Section 4.4(g) hereof), immediately prior to the issuance of such Additional Common Stock, or (II) without consideration, then (in the case of either clause (I) or (II)), and thereafter successively upon each such issuance, the current conversion price shall forthwith be reduced to a price equal to the price determined by multiplying such current conversion price by a fraction, of which:

               (a) the numerator shall be (i) the number of shares of the Company's Common Stock outstanding when the then current conversion price became effective plus (ii) the number of shares of Common Stock which the aggregate amount of consideration, if any, received by the Company upon all issuances of Common Stock, since the current conversion price became effective (including the consideration, if any, received for such Additional Common Stock) would purchase at the then current Market Price per share of the Common Stock, and

               (b) the denominator shall be (i) the number of shares of Common Stock outstanding when the current conversion price became effective plus (ii) the number of shares of Common Stock issued since the current conversion price became effective (including the number of shares of such Additional Common Stock);

     provided, however, that such adjustment shall be made only if such adjustment results in a current conversion price less than the current conversion price in effect immediately prior to the issuance of such Additional Common Stock. The Company may, but shall not be required to, make any adjustment of the current conversion price if the amount of such adjustment shall be less than one percent of the current conversion price immediately prior to such adjustment, but any adjustment that would otherwise be required then to be made which is not so made shall be carried forward and shall be made at the time of (and together with) the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to not less than one percent of the current conversion price immediately prior to such adjustment.

          d.   Certain Rules in Applying the Adjustment for Additional Stock
               -------------------------------------------------------------
Issuances.  For purposes of any adjustment as provided in Section 4.4(c) hereof,
- ---------
the following provisions shall also be applicable:

               (i) Cash Consideration.  In case of the issuance of Additional
                   ------------------
     Common Stock for cash, the consideration received by the Company therefor shall (subject to the last sentence of Section 4.4(g) hereof) be deemed to be the aggregate consideration paid by the persons to whom such Additional Common Stock is issued.

               (ii) Non-Cash Consideration.  In case of the issuance of
                    ----------------------
     Additional Common Stock for a consideration other than cash, or a consideration a part of which shall be other than cash, the amount of the consideration other than cash so received or to be received by the Company shall be deemed to be the value of such consideration at the time of its receipt by the Company as determined in good faith by the Board of Directors of the Company, except that where the non-cash consideration consists of the cancellation, surrender or exchange of outstanding obligations of the Company (or where such obligations are otherwise converted into shares of Common Stock), the value of the non-cash consideration shall be deemed to be the principal amount of, and any and all interest relating to, the obligations cancelled, surrendered, satisfied, exchanged or converted. If the Company receives consideration, part or all of which consists of publicly traded securities (i.e., in lieu of cash), the value of such non-cash consideration shall be the aggregate market value of such securities (based on the latest reported sale price regular way) as of the close of the day immediately preceding the date of their receipt by the Company.

               (iii)  Options, Warrants, Convertibles, etc.  In case of the
                      -------------------------------------
     issuance, whether by distribution or sale to holders of its Common Stock or to others, by the Company of (i) any security (other than the Notes) that is convertible into Common Stock or (ii) any rights, options or warrants to purchase Common Stock (except as stated in Section 4.4(e) hereof), if inclusion thereof in calculating adjustments under this Section 4.4 would result in a current conversion price lower than if excluded, the Company shall be deemed to have issued, for the consideration described below, the number of shares of Common Stock into which such convertible security may be converted when first convertible, or the number of shares of Common Stock deliverable upon the exercise of such rights, options or warrants when first exercisable, as the case may be (and such shares shall be deemed to be Additional Common Stock for purposes of Section 4.4(c) hereof). The consideration deemed to be received by the Company at the time of the issuance of such convertible securities or such rights, options or warrants shall be the consideration so received determined as provided in Section 4.4(d)(i) and (ii) hereof, plus (x) any consideration or adjustment payment to be received by the Company in connection with such conversion and, as applicable, (y) the aggregate price at which shares of Common Stock are to be delivered upon the exercise of such rights, options or warrants when first exercisable (or, if no price is specified and such shares are to be delivered at an option price related to the market value of the subject Common Stock an aggregate option price bearing the same relation to the market value of the subject Common Stock at the time such rights, options or warrants were granted). If, subsequently, (1) such number of shares into which such convertible security is convertible, or which are deliverable upon the exercise of such rights, options or warrants, is increased or (2) the conversion or exercise price of such convertible security, rights, options or warrants is decreased, then the calculations under the preceding two sentences (and any resulting adjustment to the current conversion price under Section 4.4(c) hereof) with respect to such convertible security, rights, options or warrants, as the case may be, shall be recalculated as of the time of such issuance but giving effect to such changes (but any such recalculation shall not result in the current conversion price being higher than that which would be calculated without regard to such issuance). On the expiration or termination of such rights, options or warrants, or rights to convert, the conversion price hereunder shall be readjusted (up or down as the case may be) to such current conversion price as would have been obtained had the adjustments made with respect to the issuance of such rights, options, warrants or convertible securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered upon the exercise of such rights, options or warrants or upon the conversion of any such securities and at the actual exercise or conversion prices (but any such recalculation shall not result in the current conversion price being higher than that which would be calculated without regard to such issuance).

               (iv) Number of Shares Outstanding.  The number of shares of
                    ----------------------------
     Common Stock as at the time outstanding shall exclude all shares of Common Stock then owned or held by or for the account of the Company but shall include the aggregate number of shares of Common Stock at the time deliverable in respect of the convertible securities, rights, options and warrants referred to in Section 4.4(d)(3) and 4.4(e) hereof; provided, that to the extent that such rights, options, warrants or conversion privileges are not exercised, such shares of Common Stock shall be deemed to be outstanding only until the expiration dates of the rights, warrants, options or conversion privileges or the prior cancellation thereof.

          e.   Exclusions from the Adjustment for Additional Stock Issuances.
               -------------------------------------------------------------
No adjustment of the current conversion price under Section 4.4(c) hereof shall be made as a result of or in connection with:

               (i) the issuance of the Notes, any Shares upon conversion of the Notes or the issuance of any shares of Common Stock pursuant to Section 6(c) hereof; or

               (ii) the issuance of Common Stock to officers, directors or employees of the Company or any Subsidiary, or the grant to or exercise by any such persons of options to purchase Common Stock, under bona fide employee benefit plans, or pursuant to an employment agreement or consulting agreement, which plan or agreement has been adopted or approved by the Board of Directors of the Company and, when required by law, approved by the holders of Common Stock (but only to the extent that the aggregate number of shares excluded hereby and issued pursuant to such plans and agreements shall not at any time exceed 15% of the Common Stock outstanding).

          f.   Certification.  Whenever the current conversion price is adjusted
               -------------
as provided in this Section 4.4, the Company will promptly obtain a certificate of the Company's President or Chief Financial Officer setting forth the current conversion price as so adjusted, the computation of such adjustment and a brief statement of the facts accounting for such adjustment, and will mail to the holders of the Notes a copy of such certificate.

          g.   Determination of Market Price.  For the purpose of any
               -----------------------------
computation under this Section 4, the current "Market Price" per share of the Common Stock on any date shall be deemed to be the average of the daily closing prices for the 10 consecutive trading days before such date (subject to the last sentence of this Section 4.4(g)). The closing price for each day shall be the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Company's Common Stock is listed or admitted to trading, or if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers Inc., Automated Quotation System. If the closing price cannot be so determined, then the Market Price shall be determined (x) by the written agreement of the Company and the holders of Notes representing a majority of the Shares then obtainable from the conversion of outstanding Notes, or (y) in the event that no such agreement is reached within 20 days after the event giving rise to the need to determine the Market Price, by the agreement of two arbitrators, one of whom shall be selected by the Company and the other of whom shall be selected by such majority holders or (z) if the two arbitrators so selected fail to agree within 20 days, by a third arbitrator selected by the mutual agreement of the other two (with all costs and expenses of any arbitrators to be paid by the Company). The Company shall cooperate, and shall provide all necessary information and assistance, to permit any determination under the preceding clauses (x), (y) or
(z). If the Company conducts an underwritten public offering of the Company's Common Stock which is conducted in compliance with any applicable agreements, and if such public offering either raises at least $3 million of net proceeds to the Company and/or selling shareholders thereunder or was initiated under the Registration Rights Agreement at the demand of a holder of Notes or of Shares, then for purposes of Section 4.4(c) hereof the Company shall be deemed to have issued such shares of its Common Stock sold in such underwritten public offering for a consideration per share equal to the then current Market Price per share.

          h.   Other Adjustments.  In case any event shall occur as to which any
               -----------------
of the provisions of this Section 4.4 are not strictly applicable but the failure to make any adjustment would not fairly protect the conversion rights represented by the Notes in accordance with the essential intent and principles of this Section 4.4, then, in each such case, the Company shall request its independent public accountants to render an opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 4.4, necessary to preserve, without dilution, the conversion rights represented by the Notes. Upon receipt of such opinion, the Company will promptly mail copies thereof to the holders of the Notes and shall make the adjustments described therein.

          i.   Meaning of "Issuance".  References in this Agreement to
               ---------------------
"issuances" of stock by the Company include issuances by the Company of previously unissued shares and issuances or other transfers by the Company of treasury stock.

     4.5  Company's Consolidation or Merger.
          ---------------------------------

          Without limiting the covenants of the Company contained in Section 5 hereof, if the Company shall at any time consolidate with or merge into another corporation (where the Company is not the continuing corporation after such merger or consolidation), or the Company shall sell, transfer or lease all or substantially all of its assets, or the Company shall change its Shares into property other than capital stock, then, in any such case, the holder of a Note shall thereupon (and thereafter) be entitled to receive, upon the conversion of such Note in whole or in part, the securities or other property to which (and upon the same terms and with the same rights as) a holder of the number of Shares deliverable upon conversion of such Note would have been entitled if such conversion had occurred immediately prior to such consolidation or merger, such sale of assets or such change, and such conversion rights shall thereafter continue to be subject to further adjustments under this Section 4. The Company shall take such steps in connection with such consolidation or merger, such sale of assets or such change as may be necessary to assure such holder that the provisions of the Notes and this Agreement shall thereafter be applicable in relation to any securities or property thereafter deliverable upon the conversion of the Notes, including, but not limited to, obtaining a written obligation to supply such securities or property upon such conversion and to be so bound by the Notes.

     4.6  Notice to Holders of Notes.
          --------------------------

          In case at any time

          a. the Company shall take any action which would require an adjustment in the current conversion price pursuant to Section 4.4(a), (c) or
(h); or

          b. the Company shall authorize the granting to the holders of its Common Stock of any Distributions on Common Stock as set forth in Section 4.4(b); or

          c. there shall occur any Change of Control Event (as defined in Section 11.2);

then, in any one or more of such cases, the Company shall give written notice to the holders of the Notes, not less than 20 days before any record date or other date set for definitive action, of the date on which such action, distribution, reorganization, reclassification, change, sale, transfer, lease, consolidation, merger, dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of any such action (to the extent such effect may be known at the date of such notice) on the current conversion price and the kind and amount of the shares and other securities and property deliverable upon conversion of the Notes. Such notice shall also specify any date as of which the holders of the Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon any such reorganization, reclassification, change, sale, transfer, lease, consolidation, merger, dissolution, liquidation or winding-up, as the case may be.

SECTION 5  Covenants of the Company.
           ------------------------

          The Company covenants and agrees with Purchaser as follows:

          a. The Company shall use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions set forth in the Documents.

          b. Until the later of the date that all Notes are paid in full or converted into Shares or December 31, 1996, the Company will furnish to the holder(s) of the Note and the Shares: (i) concurrent with distribution to the Company's stockholders, copies of the Annual Report of the Company containing the balance sheet of the Company as of the close of such fiscal year and statements of income, stockholders' equity and cash flows for the year then ended and the opinion thereon of the Company's independent public accountants;
(ii) as soon as practicable after the filing thereof, copies of each proxy statement, Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Report on Form 8-K or other report filed by the Company with the Commission, the NASD or any securities exchange; and (iii) concurrent with distribution to the Company's stockholders, copies of any report or communication of the Company mailed generally to holders of its Common Stock.

          c. The Company will use its best efforts to cause the Common Stock to continue to be listed on the American Stock Exchange or to become listed on the New York Stock Exchange or designated for quotation as a national market system security on the National Association of Securities Dealers, Inc. Automated Quotation System.

          d. Until the earlier of (i) December 31, 1996, (ii) prepayment or repayment of all principal and interest due under the Note, or (iii) the date on which, following a conversion of the Note in accordance with Section 4 hereof, Purchaser ceases to be the record holder of 50% or more of the Shares issued upon such conversion:

               (i) Upon the written request of Purchaser delivered to the Company, the Company will take the actions necessary to appoint to the Board of Directors of the Company a person designated by Purchaser;

               (ii) The Company will grant Purchaser, on an ongoing basis, (a) reasonable access to its books and records, (b) the right to meet with and call meetings of Company management, (c) the right to attend, or have its advisors or representatives attend, and address meetings of the Board of Directors of the Company; the Company shall effect promptly the changes in executive officer positions described in the "Management" section of the Memorandum;

               (iii) The Company will promptly advise Purchaser of any event that represents a material adverse change in its business, properties or financial condition and of any suit or proceeding commenced or threatened against the Company, which, if adversely determined, could result in such a material adverse change; and the Company will promptly advise Purchaser of the outcome of or any material developments in currently pending litigation;

               (iv) The Company will advise Purchaser on a weekly basis of all cash payments of $50,000 or more made by the Company or any Subsidiary to any person, group or entity during that week and any payments made to any person, group or entity over the previous four-week period that total $50,000 or more;

               (v) All proceeds to the Company from any future debt or equity financings by the Company, up to a $5 million aggregate maximum, will be deposited by the Company in an escrow account with such escrow agent and pursuant to such escrow instructions as shall be mutually agreed by the Company and Purchaser at the time of such financings. The proceeds from such financings will be used solely for payment of principal and interest due under the Company's 12.5% First Mortgage Notes due 2000 (the "First Mortgage Notes") and under the Company's 20% Mortgage Notes due 1996 (the "Mortgage Notes") and for payment of amounts, adjustments and assessments due under the IRS Assessment (as defined in the Memorandum).

          e. Until the later of the date that all Notes are paid in full or converted into Shares or December 31, 1996, the holder(s) of the Note and/or the Shares shall have the right to purchase such holder's Proportionate Percentage of any future

Eligible Offering. For the purposes of this Section 5(e), "Proportionate Percentage" means, with respect to such holder, as of any date, the result (expressed as a percentage) obtained by dividing (i) the number of Shares owned by such holder as of such date plus the number of Shares into which such holder's Note as of such date would be convertible; by (ii) the total number of shares of Common Stock outstanding as of such date. "Eligible Offering" means an offer by the Company to sell for cash, shares of Common Stock or any security convertible into or exchangeable for, or carrying rights or options to purchase, shares of Common Stock, other than an offering of securities by the Company (i) to employees, officers and/or directors in connection with or pursuant to any bona fide employee benefit or compensation plan or pursuant to an employment or consulting agreement, which plan or agreement has been adopted or approved by the Board of Directors of the Company; or (ii) in connection with any Change of Control Event (as defined in Section 11.2). The Company shall, before issuing any securities pursuant to an Eligible Offering, give written notice thereof to the holders of the Note and/or the Shares. Such notice shall specify the security or securities the Company proposes to issue and the consideration that the Company intends to receive therefor. For a period of 20 days following the date of such notice, each holder shall be entitled, by written notice to the Company, to elect to purchase all or any part of the holder's Proportionate Percentage of the securities being sold in the Eligible Offering. In the event that a holder does not make the election pursuant to this Section 5(e) to purchase its Proportionate Percentage of securities included in an Eligible Offering within such 20 day period, then the Company may issue such securities to the proposed purchasers in the Eligible Offering, but only for a consideration payable in cash not less than, and otherwise on terms no more favorable to such purchasers than, that set forth in the Company's notice and only within 90 days after the end of such 20 day period. In the event that any such offer is accepted by the holder, the Company shall sell to the holder and the holder shall purchase from the Company, for the consideration and on the terms set forth in the notice described herein, the securities that the holder shall have elected to purchase.

          f. The net proceeds received by the Company from the sale of the Notes will not be used by the Company to fund expenditures for, or contracts for expenditures with respect to, any fixed assets or improvements, or for replacements, substitutions or additions thereto, or to fund any expenditures with respect to any lease to which the Company or a Subsidiary is party as lessee, or by which it is bound, under which it leases any property (real, personal or mixed) from any lessor other than the Company or a Subsidiary, and which either is required to be capitalized in accordance with generally accepted accounting principles, or, even if not so required to be capitalized, shall have (or have had), at the time first entered into, an initial term of greater than three years (including leases of shorter duration which are or were extendible to a total term greater than three years at the option of the lessor.

          g. For so long as any of the Notes are outstanding, the Company will maintain an office where Notes may be presented for payment, exchange, or conversion as provided in this Agreement. Such office initially shall be the office of the Company identified in Section 13 hereof, which place may from time to time be changed by notice to the holders of all Notes then outstanding.

SECTION 6  Defaults.
           --------

          a.   Any of the following shall constitute an "Event of Default":

               (i) the Company defaults in the payment of (A) any part of the principal of or premium, if any, on any of the Notes, when the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise or (B) the interest on any of the Notes, when the same shall become due and payable; and such default in the payment of principal, premium or interest shall have continued for 15 days; or

               (ii) an "Event of Default" as such term is defined under the First Mortgage Notes, or the Mortgage Notes or a payment default under the IRS Assessment and such default continues unremedied for 15 days; or

               (iii) the Company defaults in the performance of any of the covenants contained in Section 5 hereof or of any covenant contained in the Pledge Agreement or Registration Rights Agreement and such default continues unremedied for 30 days; or

               (iv) any representation or warranty by the Company in the Documents or in any certificate delivered by the Company pursuant thereto proves to have been incorrect in any material respect when made; or

               (v) a final judgment or order (other than with respect to the WARN Act Litigation described in the Memorandum) which, either alone or together with other final judgments or orders against the Company and its Subsidiaries, exceeds an aggregate of $1 million is rendered by a court of competent jurisdiction against the Company or any Subsidiary and such judgment or order shall have continued undischarged or unstayed for 30 days after entry thereof; or

            (viii) the Company or any Subsidiary make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts; or a receiver or trustee is appointed for the Company or any Subsidiary or for substantially all of its assets and, if appointed without its consent, such appointment is not discharged or stayed within 30 days; or proceedings under any law relating to bankruptcy, insolvency or the reorganization or relief of debtors are instituted by or against the Company or any Subsidiary, and, if contested by it, are not dismissed or stayed within 30 days; or any writ of attachment or execution or any similar process is issued or levied against the Company or any Subsidiary or any significant part of its property and is not released, stayed, bonded or vacated within 30 days after its issue or levy; or the Company or any Subsidiary takes corporate action in furtherance of any of the foregoing.

          b. If an Event of Default occurs, then and in each such event Purchaser may at any time (unless all Events of Default shall theretofore have been waived or remedied) at its option, by written notice to the Company, declare the Note to be due and payable. Upon any such declaration, the Note shall forthwith immediately mature and become due and payable, together with interest accrued thereon and an "Additional Amount" (as defined below), all without presentment, demand, protest or notice, all of which are hereby waived. "Additional Amount" shall mean, with respect to any Note, as of the date of repayment of such Note after such acceleration, an amount equal to the Redemption Premium that would be payable if the Company had elected to prepay such Note pursuant to Section 11 hereof at the time of such repayment. However, if, at any time after the principal of the Note shall so become due and payable and prior to the date of maturity stated in the Note, all arrears of principal and interest on the Note (with interest at the rate specified in the Note on any overdue principal and any overdue premium and, to the extent legally enforceable, on any overdue interest) shall be paid to the holders of the Note by or for the account of the Company, then Purchaser, by written notice or notices to the Company, may waive such Event of Default and its consequences and rescind or annul such declaration, but no such waiver shall extend to or affect any subsequent Event of Default or impair any right or remedy resulting therefrom.

          c. If an Event of Default occurs, then and in each such event and in addition to the foregoing rights, Purchaser shall have the right to:

               (i) purchase from the Company shares of the Company's authorized but unissued Common Stock at a per share price equal to 75% of the Market Price on the date of the Event of Default; provided that, the number of shares of Common Stock that Purchaser shall be entitled to purchase pursuant to this Section 6(c) shall not exceed the quotient obtained by dividing $3 million by such per share purchase price; and

               (ii) cause the Company to take such action as may be required to cause one additional director designated by Purchaser to be appointed to the Board of Directors of the Company.

Upon the occurrence of an Event of Default, Purchaser may elect to purchase the shares of Common Stock described in this Section 6(c) by delivering written notice to the Company of such election and a description of the cash payment terms and the timetable for closing the issue and purchase of such shares. The cash payment terms and the closing date for such purchase shall be within the sole discretion of Purchaser which terms and date shall be reasonable. The Company shall effect the issuance and sale of such shares promptly in accordance with the schedule identified by Purchaser in such notice.

          d. In case any one or more Events of Default shall occur and be continuing,

               (i) Purchaser may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in the Documents or for an injunction against a violation of any of the terms thereof, or in aid of the exercise of any power granted thereby or by law or for any other remedy (including, without limitation, damages), and

               (ii) the Company will pay to Purchaser in addition to any interest or premium otherwise required, such further amount as shall be sufficient to cover any and all costs and expenses of enforcement and collection, including, without limitation, reasonable attorneys' fees and expenses.

          e. Purchaser shall, in addition to other remedies provided by law, have the right and remedy to have the provisions of the Documents specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any breach or threatened breach of the provisions of the Documents will cause irreparable injury to Purchaser and that money damages will not provide an adequate remedy. Nothing contained herein shall be construed as prohibiting Purchaser from pursuing any other remedies available to Purchaser for such breach or threatened breach, including, without limitation, the recovery of damages from the Company.

SECTION 7  Conditions to the Obligations of Purchaser.
           ------------------------------------------

          The obligations of Purchaser to purchase and pay for the Note on the Closing Date shall be subject to the following conditions:

          a. The Company's independent public accountants, KPMG Peat Marwick, LLP, shall have completed the audit of the Company's financial statements for the year ended December 31, 1994, copies of such audited financial statements shall have been delivered to Purchaser and such audit shall have revealed no material changes in the financial condition of the Company from the financial condition presented in the unaudited financial statements for the same period included in the Memorandum;

          b. There shall not have been instituted by or against the Company or any Subsidiary proceedings under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, nor shall the Company or any Subsidiary have made a general assignment for the benefit of creditors, admitted in writing its inability to pay its debts as they mature, appointed or had appointed for it a receiver or trustee, or had any writ of attachment or execution or any similar process issued or levied against it; no such matters shall be threatened or pending nor shall the Company or any Subsidiary have taken any corporate action in furtherance of any of the foregoing;

          c. There shall be no investigation, action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency pending or threatened against the Company or any officer, director or key employee of the Company other than as disclosed in the Memorandum;

          d. The Company will hold in good standing all licenses, permits and grants of authority from the Nevada Gaming Commission, the Nevada State Gaming Control Board, the National Indian Gaming Commission (collectively, the "Gaming Authorities") and any other federal, state or local agency or authority necessary for the operation of its business and properties; except as disclosed in the Memorandum, no revocations or terminations of such licenses, permits, authority or approvals shall be pending or threatened nor shall the Company be aware of any facts or circumstances that would give rise to any such revocation or termination;

          e. All approvals, consents, permits and authorizations of third parties, local, state and federal regulatory agencies and authorities and the Company required to carry out the transactions contemplated herein shall have been received;

          f. Since the date of the Memorandum (a) there shall not have been any change in the capital stock of the Company other than pursuant to the exercise of outstanding options and warrants disclosed in the Memorandum or any material change in the indebtedness (other than in the ordinary course of business) of the Company; (b) no material verbal or written agreement or other transaction shall have been entered into by the Company that is not in the ordinary course of business that could result in a material reduction in the future earnings of the Company; (c) no loss or damage (whether or not insured) to the property of the Company shall have been sustained that materially and adversely affects the business, financial condition, results of operations or prospects of the Company; (d) except as described in the Memorandum, no legal or governmental action, suit or proceeding affecting the Company that is material to the Company or that affects or may affect the transactions contemplated herein shall have been instituted or threatened; and (e) there shall not have been any material change in the business, financial condition, management, results of operations or prospects of the Company that makes it impractical or inadvisable in the judgment of Purchaser to proceed with the purchase of the Note.

          g. The lease financing transaction with T&W Leasing relating to the 7 Cedars casino in the appropriate amount of $690,000 shall have closed.

          h. The Company shall have made public announcement of the proposed management changes described in the "Management" section of the Memorandum and shall cause those changes to occur in the manner and on the dates described in the Memorandum.

          i. Purchaser shall have received a certificate of the Company executed by the Chairman of the Board or the President of the Company, dated the Closing Date to the effect that:

               (i) The representations and warranties of the Company set forth in Section 2 of this Agreement are true and correct as of the date of this Agreement and the representations and warranties set forth in the Documents are true and correct as of the Closing Date and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied on or prior to the Closing Date;

               (ii) Each of the respective signers of the certificate has carefully examined the Memorandum; in his opinion and to the best of his knowledge, the Memorandum does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and

               (iii) Since the date as of which information is given in the Memorandum, and except as disclosed in or contemplated thereby, there has not been any material adverse change or a development involving a material adverse change in the condition (financial or otherwise), business, properties, results of operations, management or prospects of the Company or any Subsidiary; and except as described in the Memorandum, no legal or governmental action, suit or proceeding is pending or threatened against the Company or any Subsidiary that is material to the Company, whether or not arising from transactions in the ordinary course of business, or that may adversely affect the transactions contemplated by this Agreement; since such dates and except as so disclosed, neither the Company nor any Subsidiary has entered into any verbal or written agreement or other transaction that is not in the ordinary course of business or that can reasonably be expected to result in a material reduction in the future earnings of the Company or any Subsidiary or incurred any material liability or obligation, direct, contingent or indirect, made any change in its capital stock, made any material change in its short-term debt or funded debt or repurchased or otherwise acquired any of the Company's capital stock; and the Company has not declared or paid any dividend, or made any other distribution, upon its outstanding capital stock payable to stockholders of record on a date prior to the Closing Date.

          j. Purchaser shall have received opinions dated the Closing Date and addressed to Purchaser from Pillsbury Madison & Sutro, and Lionel Sawyer & Collins, counsel for the Company, in form and substance satisfactory to Purchaser.

          k. The Pledge Agreement and the Registration Rights Agreement in the forms attached hereto as Exhibits B and C, respectively, shall have been executed and delivered by the parties thereto.

          l. Purchase Agreements for an aggregate of $1,675,000 principal amount of Notes (inclusive of the principal amount of the Note being purchased by Purchaser hereunder) shall have been executed and delivered by the parties thereto and such purchases and sales shall have closed prior to or simultaneously with the transactions hereunder.

SECTION 8  Conditions to Obligations of the Company.
           ----------------------------------------

          The obligations of the Company to issue the Note on the Closing Date shall be subject to the following conditions:

          a. The Company shall have received a certificate of Purchaser executed by its General Partner and dated the Closing Date to the effect that the representations and warranties of Purchaser set forth in Section 3 of this Agreement are true and correct as of the date of this Agreement and as of the Closing Date and Purchaser has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied on or prior to the Closing Date; and

          b. All approvals, consents, permits and authorizations of third parties, local, state and federal regulatory agencies and authorities relating to Purchaser and required to carry out the transactions contemplated herein shall have been received.

SECTION 9  Subordination.
           -------------

     9.1  Agreement to Be Bound.  The Note shall, to the extent and in the
          ---------------------
manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness. Each holder of a Note, whether upon original issue or upon transfer or assignment thereof, by its acceptance thereof agrees that the Note shall be subject to the provisions contained in this Section 9. The subordination provisions of this Section 9 shall be for the benefit of the holders of the Senior Indebtedness and may be enforced directly by such holders.

     9.2  Priority of Senior Indebtedness.
          -------------------------------

          a. No payment on account of principal of, premium, if any, or interest on the Note, shall be made, and no assets shall be applied to the purchase or other acquisition or retirement of the Note (other than a conversion pursuant to Section 4 hereof), for a period (the "Payment Blockage Period") of
(i) 180 days after both of the following have occurred (A) the principal amount of any Senior Indebtedness in excess of $100,000 in aggregate principal amount shall have been accelerated upon an event of default thereunder and (B) written notice of such acceleration shall have been given by the Company or by holders of Senior Indebtedness to the holders of the Note, stating that this Section 9.2(a) is therefore applicable; provided, that any Payment Blockage Period arising as a result of this Section 9.2 shall terminate immediately upon the payment in full of such accelerated Senior Indebtedness or the rescission or annulment of such acceleration or if such Senior Indebtedness is no longer outstanding; provided, further, that under no circumstances shall there be more than one Payment Blockage Period in any 365 consecutive day period. As used in this Section 9.2(a), an "event of default" is an event of default (x) as defined in any Senior Indebtedness or in the instrument under which the same is outstanding and (y) which would permit the acceleration of such Senior Indebtedness prior to its maturity.

          b. In the event that any money, property or securities is received by the holder of a Note in violation of Section 9.2(a) or the terms or conditions of any instrument governing the Senior Indebtedness, the holder thereof shall hold the same in trust for the benefit of the holders of Senior Indebtedness, and shall deliver the same in kind to the Company.

     9.3  Liquidation; Dissolution; Bankruptcy.
          ------------------------------------

          a. Upon any payment or distribution of assets of the Company (whether in cash, property or securities) to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in any bankruptcy, insolvency, receivership or similar proceeding regarding the Company, all amounts due or to become due upon all Senior Indebtedness then outstanding shall first be paid in full before the holders of the Note shall be entitled to receive any assets so paid or distributed in respect thereof (but without restricting the rights of holders under Section 4 hereof); provided, that with respect to the foregoing, the holders of the Note may receive (and shall be entitled to retain) securities that are subordinate to (at least to the extent that the Note is subordinate to Senior Indebtedness pursuant to the terms hereof) the payment of all Senior Indebtedness then outstanding. Upon any such dissolution or winding-up or liquidation, reorganization or other proceeding, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the holders of the Note would be entitled, except for these provisions, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution directly to the holders of Senior Indebtedness which was then outstanding (pro rata to each of such holders on the basis of the respective amounts (to the extent known) of Senior Indebtedness then held by such holders, to the extent necessary to pay all such Senior Indebtedness which was then outstanding in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to the holders of the Note (but subject to the proviso to the preceding sentence).

          b. Each holder of a Note by its acceptance hereof (x) irrevocably authorizes and empowers (but without imposing any obligation on) each holder of any Senior Indebtedness at the time outstanding, under (and only under) the circumstances set forth in Section 9.3(a), if the holder of a Note shall fail to do so prior to 20 days before the expiration of the time to do so, to file and prove all claims of such holder for its ratable share of payments or distributions in respect of the Note which is required to be paid or delivered to the holders of Senior Indebtedness as provided in Section 9.3(a), in the name of each such holder of the Note or otherwise, as such holder of Senior Indebtedness may determine to be necessary or appropriate for the enforcement of the provisions of Section 9.3(a), and the holder of a Note may amend any such claims regarding the Note before or after such 20th day (but not in a manner inconsistent with the rights of holders of Senior Indebtedness under this
Section 9 other than this Section 9.3(b)) whether such claims are filed by such holder of a Note or are filed, pursuant to this Section 9.3(b), by any holder of Senior Indebtedness; and (y) under (and only under) the circumstances set forth in Section 9.3(a), agrees to execute and deliver to each holder of Senior Indebtedness all such further instruments confirming the authorization hereinabove set forth, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and to take all such other action, as may be reasonably requested by such holder in order to enable such holder to enforce all claims upon or in respect of such Note holder's ratable share of payments or distributions in respect of the Note. Nothing in this Section 9.3(b), or any other provision hereof, shall give or be construed to give the holder of any Senior Indebtedness any right to vote any Note, or any related claim, or any portion of such Note or such claim, or to exercise any approval rights, whether in connection with any resolution, arrangement, plan of reorganization, compromise, settlement, election of trustees or otherwise. Holders of Senior Indebtedness shall not create any liability to any person on the part of any holders of Notes in connection with the exercise of any rights granted under this Section 9.3(b).

     9.4  No Prejudice or Impairment; Reinstatement.
          -----------------------------------------

          a. No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired (i) by any act or failure to act on the part of the Company, including without limitation any merger or consolidation of the Company into or with any other person, or any sale, lease or transfer of any or all of the assets of the Company to any other person, (ii) by any act (in good faith) or failure (in good faith) to act by any such holder of Senior Indebtedness, including, without limitation, the failure by such holder to perfect a security interest in any security for the payment of Senior Indebtedness or (iii) by any noncompliance by the Company with the terms and provisions of the Documents regardless of any knowledge thereof that any such holder may have or be otherwise charged with. The holders of the Senior Indebtedness may, without in any way affecting the subordination hereunder, at any time or from time to time and in their absolute discretion, change the manner, place, time or other terms of payment of, or renew or alter, any Senior Indebtedness, or in each case in accordance with the terms of the applicable agreement or instrument governing the Senior Indebtedness modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any of their rights under the Senior Indebtedness, including, without limitation, waiver of default thereunder and release of any collateral securing such Senior Indebtedness, all without notice to or assent from the holders of the Note. The absence of any notice to, or knowledge by, any holder of a Note of the existence or occurrence of any of the matters or events set forth in this paragraph (a) shall not impair or otherwise affect the rights of the holders of Senior Indebtedness against holders of the Note under the subordination provisions of this Section 9.

          b. The provisions of this Section 9 shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of any Senior Indebtedness is rescinded or must otherwise be restored or returned by the holders of such Senior Indebtedness upon the occurrence of any event described in Section 9.3 hereof, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any substantial part of its property, all as though such payment had not been made.

     9.5  Subrogation.  Subject to the payment in full of all Senior
          -----------
Indebtedness, the holders of the Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company made on the Senior Indebtedness until the principal of, premium, if any, and interest on (and any other amounts due with respect to) the Note and all other amounts due under the Documents shall be paid in full; provided, that any holder of a Note shall have the right, in its sole discretion, to waive such subrogation rights without affecting such holder's rights with respect to a Note held by such holder or under the Documents (which rights shall continue in full force and effect). For the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which the holders of the Note would be entitled except for the provisions of this Section 9 shall, as among the Company, its creditors other than the holders of Senior Indebtedness, and the holders of the Note, be deemed to be a payment by the Company to or on account of Senior Indebtedness, it being understood that these provisions in this Section 9 are, and are intended, solely for the purpose of defining the relative rights of the holders of the Note, on the one hand, and the holders of Senior Indebtedness, on the other hand.

     9.6  Obligations Unaffected.  Nothing contained in this Section 9 is
          ----------------------
intended to or shall impair as among the Company, its creditors other than the holders of Senior Indebtedness, and the holders of the Note, the obligation of the Company, which shall be absolute and unconditional, to pay to the holders of the Note the principal of, premium, if any, and interest on the Note, as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of the holders of the Note and creditors of the Company other than the holders of Senior Indebtedness. Nothing herein shall prevent a holder of the Note from exercising any remedies otherwise permitted by applicable law upon the occurrence of an Event of Default, subject to the rights, if any, under these provisions of the holders of Senior Indebtedness, and nothing herein shall prevent the conversion of the Note (or any part thereof) in accordance with the Note and this Agreement.

     9.7  Definition of Senior Indebtedness.  The term "Senior Indebtedness"
          ---------------------------------
shall mean the principal of, premium, if any, and interest on indebtedness of the Company for borrowed money whether such indebtedness is currently outstanding or hereafter incurred, and any renewals, modifications, refundings or extensions of any such indebtedness, unless under the provisions of the instrument creating or evidencing any such indebtedness, or pursuant to which the same is outstanding, it is provided that such indebtedness is subordinate in right of payment to any other indebtedness of the Company (including, without limitation, the Notes); provided, that Senior Indebtedness shall not include (i) any obligations under any provision of any agreement or instrument regarding such Senior Indebtedness in respect of (x) fees or reimbursement of expenses or
(y) penalties or additional interest charged on account of overdue payments of principal, interest or other payments, (ii) any indebtedness owing to any Subsidiary or to any other affiliate (of the Company or of any Subsidiary),
(iii) any obligation, to any person, of any affiliate of the Company or of any Subsidiary (other than an obligation of the Company or of a Subsidiary), which obligation is assumed or guaranteed by the Company or any Subsidiary.

SECTION 10  Exchange of Notes; Accrued Interest; Cancellation of Surrendered
            ----------------------------------------------------------------
Notes; Replacement.
- ------------------

          a. Subject to Section 3 hereof, at any time at the request of any holder of a Note delivered to the Company at its office identified in Section 13 hereof, the Company at its expense (except for any transfer tax or any other tax arising out of the exchange) will issue and deliver to or upon the order of the holder in exchange therefor a new Note, in such denomination or denominations as such holder may request, in aggregate principal amount equal to the unpaid principal amount of the Note surrendered and substantially in the form thereof, dated as of the date to which interest has been paid on the Note surrendered (or, if no interest has yet been so paid thereon, then dated the date of the Note so surrendered) and payable to such person or persons or order as may be designated by such holder.

          b. In the event that any Note is surrendered to the Company upon the conversion of all or a portion of any Note, or upon a prepayment under Section 11 hereof, the Company shall pay all accrued and unpaid interest on such Note or such portion thereof and thereupon interest shall cease to accrue upon that portion of the principal amount of such Note which was used for conversion or which was prepaid, and the right to receive, and any right or obligation to make, any prepayment on such portion of the principal amount pursuant to Section 11 hereof shall terminate all upon the date of such conversion or prepayment and upon presentation and surrender of such Note to the Company.

          c. Upon the conversion in whole or in part of any Note or upon any prepayment under Section 11 hereof, if only a portion of the principal amount of a Note is used in such conversion or is prepaid, then such Note shall be surrendered to the Company and the Company shall simultaneously execute and deliver to or on the order of the holder thereof, at the expense of the Company, a new Note in principal amount equal to the unused or unpaid portion of such Note.

          d. Any Note or portion thereof that has been converted, or that has been prepaid under Section 11 hereof, shall be cancelled by the Company and no Note shall be issued in lieu of the principal amount so converted or prepaid.

          e. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Company (if requested by the Company), or in the case of any such mutilation, upon surrender of such Note (which surrendered Note shall be cancelled by the Company), the Company will issue a new Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note as if the lost, stolen, destroyed or mutilated Note were then surrendered for exchange.

SECTION 11  Prepayment.
            ----------

     11.1 Optional Prepayment.
          -------------------

          a. Subject to the other provisions of this Section 11, at any time during the period beginning on January 1, 1996 and ending on December 30, 1996 the Company may prepay all or part of the principal amount of outstanding Notes at a price equal to (1) the aggregate principal amount of the Notes to be prepaid, plus (2) all accrued and unpaid interest on the principal amount of the Notes to be prepaid, plus (3) a premium (the "Redemption Premium") equal to 7-1/2% of the principal amount being prepaid. The right of the Company to prepay Notes pursuant to this Section 11.1(a) shall be conditioned upon its giving notice of prepayment, signed by its President and Treasurer, to the holders of Notes not less than 20 days and not more than 60 days prior to the date upon which the prepayment is to be made specifying (i) the holder of each Note to be prepaid, (ii) the aggregate principal amount being prepaid, (iii) the date of such prepayment, (iv) the accrued and unpaid interest (to but not including the date upon which the prepayment is to be made) and (v) the Redemption Premium with respect to such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes so specified in such notice, all accrued and unpaid interest thereon and the Redemption Premium on such aggregate principal amount shall all become due and payable on the specified prepayment date.

          b. Upon the occurrence of any Change of Control Event (as defined in Section 11.2, each holder of a Note shall have the right, at such holder's option, to require the Company to prepay such holder's Note in whole or in part at a price equal to: (1) the aggregate principal amount of the Note to be prepaid, plus (2) all accrued and unpaid interest on the principal amount of the Note to be prepaid, plus (3) an amount equal to 7-1/2% of the principal amount being prepaid. The option under this Section 11.1(b) shall be exercised by written notice to the Company given at any time from and after the 30th day before such Change of Control Event through the 90th day after such Change of Control Event (or, if later, through the 90th day after such holder receives written notice from the Company of such Change of Control Event). Promptly (and in any event within 10 days) after the occurrence of any Change of Control Event, and not more than 30 days before such Change of Control Event, the Company shall give written notice to each holder of a Note notifying each such holder of the occurrence of such Change of Control Event and informing each such holder of its right to exercise an option to require a prepayment under this
Section 11.1(b).

          c. If any prepayment under this Section 11.1 does not repay in full the aggregate principal amount of all Notes then outstanding, then the aggregate amount of such prepayment of the principal amount of Notes shall be allocated among all Notes at the time outstanding, in proportion, as nearly as practicable, to the respective unpaid principal amounts of such Notes.

     11.2 Change of Control Event.  For purposes of this Section 11, "Change of
          -----------------------
Control Event" means the occurrence of any of the following events:

          a. any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 ("1934 Act") together with any affiliates and associates of any such person or member of such group (within the meaning of Rule 12b-2 under the 1934 Act) ("Person") shall at any time beneficially own (within the meaning of Rule 13d-3 under the 1934 Act) shares of Common Stock of the Company which represents in excess of either (A) 40% of the total votes entitled to be cast by all outstanding shares of the Common Stock of the Company or (B) 40% of all outstanding shares of the Common Stock of the Company; provided, that a Change of Control Event shall not be deemed to have occurred under this clause (a) (without limiting the application of clause (b), (c), (d) or (e) below), solely by reason of such beneficial ownership of over 40% under the preceding clause (A) or (B) being held by one or more persons who both (x) are officers and directors of the Company on the Closing Date and (y) beneficially owned on the Closing Date at least one percent of the shares of the Company's Common Stock outstanding on the Closing Date (the foregoing being described as an "acquisition of control"); or

          b. the Company is materially or completely liquidated or is the subject of any voluntary or involuntary dissolution or winding-up; or

          c. the Company proceeds to acquire its Common Stock (or undertakes a corporate reorganization or recapitalization or other action) if the effect of such action would be either (i) to reduce substantially or to eliminate any public market for the shares of the Company's Common Stock or (ii) to remove the Company from registration with the Commission under the 1934 Act or (iii) to require the Company to make a filing under Section 13(e) of the 1934 Act or (iv) to cause a delisting of the Company's Common Stock from the American Stock Exchange or such other national securities exchange or quotations service on which the Common Stock is listed or quoted; or

          d. the sale, lease, transfer or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries in a single transaction or series of related transactions; or

          e. The Company acquires control of any Person and such acquisition, in the determination of the holder of the Note, results in a material diminution in the value of the Company's Common Stock.

          f. During any period of 12 consecutive months after the Closing Date, individuals who at the beginning of such period constitute the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

SECTION 12  Representations and Indemnities to Survive Delivery.
            ---------------------------------------------------

          The respective indemnities, agreements, representations, warranties and other statements of the Company, of its officers and of Purchaser set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Purchaser or the Company or any of its or their partners, officers or directors or any controlling person, as the case may be, until December 31, 1996.

SECTION 13  Notices; Publicity.
            ------------------

          All communications hereunder shall be in writing and, (i) if sent to Purchaser, shall be mailed, delivered or telegraphed and confirmed to you at 1290 Avenue of the Americas, New York, New York 10104, Attention: Harry C. Hagerty, III, with a copy to Stoel Rives, 900 SW Fifth Avenue, Portland, Oregon 97204, Attention: John J. Halle, Esq.; and (ii) if sent to the Company shall be mailed, delivered or telegraphed and confirmed to the Company at Elsinore Corporation, 202 East Fremont Street, Las Vegas, Nevada 89101, Attention:
Ernest L. East, with a copy to Pillsbury Madison & Sutro, 235 Montgomery Street, San Francisco, California 94104, Attention: Gregg F. Vignos, Esq. The Company or Purchaser may change the address for receipt of communications hereunder by giving notice to the others. No party will issue or approve any news release, public filing or other announcement concerning the transactions described herein without the prior approval of the other parties as to the content of the announcement and its release, which approval will not be unreasonably withheld.

SECTION 14  Payment of Expenses.
            -------------------

          a. In addition to costs incurred by the Company in connection with the transactions contemplated hereby, the Company will pay all reasonable out-of-pocket expenses of Purchaser (including fees of counsel) in connection with these transactions. The Company shall reimburse Purchaser for such expenses promptly upon receipt from Purchaser of statements detailing such expenses.

          b. The Company shall pay all reasonable out-of-pocket expenses of Purchaser (including fees of counsel) in connection with any actions Purchaser must reasonably take in connection with any comment, application, approval or licensure process or procedure required by the Gaming Authorities as a result of or in connection with these transactions ("Regulatory Expenses"); provided, however, the Company will not be required to reimburse Purchaser for Regulatory Expenses if such reimbursement would violate applicable state law or the rules and regulations of the Gaming Authorities.

SECTION 15  Successors.
            ----------

          This Agreement will inure to the benefit of and be binding upon the parties hereto and to the benefit of the officers and directors and controlling persons thereof, and in each case their respective successors, personal representatives and assigns, and no other person will have any right or obligation hereunder. No such assignment shall relieve any party of its obligations hereunder.

SECTION 16  Partial Unenforceability.
            ------------------------

          The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 17  Applicable Law.
            --------------

          This Agreement shall be governed by and construed in accordance with the internal laws of (and not the laws pertaining to conflicts of laws) of the State of New York.

SECTION 18  General.
            -------

          This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in counterparts, each one of which shall be an original, and all of which shall constitute one and the same document.

SECTION 19  Section Headings; Amendment.
            ---------------------------

          The section headings in this Agreement are for the convenience of the parties only and will not affect the construction or interpretation of this Agreement. This Agreement may be amended or modified, and the observance of any term of this Agreement may be waived, only by a writing signed by the Company and Purchaser.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                       ELSINORE CORPORATION


     By /s/ David Ganek                By /s/ Thomas E. Martin
        -------------------------         ------------------------------
        David Ganek                       Name   Thomas E. Martin
                                          Title  President

                         Schedule of Exhibits and Annex
                         ------------------------------



Exhibit A      Promissory Note

Exhibit B      Stock Pledge Agreement

Exhibit C      Registration Rights Agreement

Annex I        Designation of Note Denominations